Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SCIENTIFIC GAMES CORPORATION

Scientific Games Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.     That at a meeting of the Board of Directors of the Corporation resolutions were adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for consideration of said amendment at the next annual meeting of the stockholders of the Corporation.

2.     That the Restated Certificate of Incorporation of the Corporation is hereby amended to add a new ARTICLE TENTH as follows:

TENTH:      To enable the Corporation or any Affiliate (as such term is hereinafter defined) to secure and maintain in good standing all licenses, contracts, franchises and other regulatory approvals related to the operation of gaming and related businesses now or hereafter engaged in by the Corporation or any Affiliate within or without the United States of America, which licenses, contracts, franchises or other approvals are conditioned upon some or all of the holders of the Corporation’s Securities (as hereinafter defined) possessing prescribed qualifications, the following provisions shall apply:

(A)  All Securities of the Corporation shall be held subject to the suitability standards, qualifications and requirements of the Gaming Authorities (as hereinafter defined) that regulate the operation and conduct of the businesses of the Corporation or any Affiliate and in accordance with the requirements of all applicable Gaming Laws (as hereinafter defined). If any person (as hereinafter defined) that holds Securities of the Corporation is determined to be a Disqualified Holder (as hereinafter defined), then such holder shall, if the Corporation so elects (unless otherwise required by any Gaming Law or Gaming Authority):

(1)   dispose of such interest in the Corporation within the 60-day period commencing on the date the Corporation gives the holder notice of such holder’s unsuitability or disqualification and requiring such disposition (or an earlier time if so required by any Gaming Authority or any Gaming Law); or

(2)   at the option of the Corporation, sell any or all such Securities to the Corporation on the date specified in the notice given by the Corporation to the holder, which date may not be less than 30 days after notice is given, at a price equal to the Redemption Price (as hereinafter defined).

(B)  Notice to a Disqualified Holder under paragraph (A)(1) or (2) of this ARTICLE TENTH shall be delivered in writing by personal delivery, mailing it to the address shown on the Corporation’s books and records or any other reasonable means and shall be deemed effective on the date given (the “Notice Date”). Failure of the Corporation to provide such notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article.

(C)  If the Corporation intends to redeem Securities in accordance with paragraph (A)(2) of this ARTICLE TENTH, the notice shall specify the Securities to be redeemed, the date, time and place when such redemption will be consummated, which date in no event will be earlier than 30 days after the date of such notice, and the Redemption Price (it being sufficient for the purposes of this ARTICLE TENTH for the Corporation to indicate generally that the price will be determined in accordance with paragraphs (C)

and (J) hereof). If the Corporation gives the notice provided for by the preceding sentence, such notice shall be deemed to constitute a binding agreement on the part of the Corporation to redeem, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this ARTICLE TENTH.

(D)  The operation of this ARTICLE TENTH shall not be stayed by an appeal from a determination of any Gaming Authority.

(E)  Commencing on the Notice Date, the Disqualified Holder shall not be entitled to receive payments of dividends or interest upon any Securities of the Corporation held by such Disqualified Holder or exercise, directly or indirectly, any voting or other rights conferred by the Corporation’s Securities upon the holders thereof.

(F)   The Board of Directors shall have the power to determine, on the basis of information known to the Board after reasonable inquiry, all questions arising under this ARTICLE TENTH, including, without limitation (1) whether a person is a Disqualified Holder, (2) whether a Disqualified Holder has disposed of Securities pursuant to paragraph (A) of this ARTICLE TENTH and (3) the amount of Securities held directly or indirectly by any person. Any such determination shall be binding and conclusive on all such persons.

(G)  The Corporation shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE TENTH, and each holder of Securities of the Corporation shall be deemed to have acknowledged by acquiring or retaining Securities of the Corporation that failure to comply with this ARTICLE TENTH will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this ARTICLE TENTH.

(H)  A Disqualified Holder shall indemnify the Corporation and its Affiliates for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation or any of its Affiliates as a result of such holder’s continuing ownership of, or failure to divest, the Securities.

(I)    Any person to whom a redemption notice is given pursuant to the provisions of this ARTICLE TENTH shall have the burden of establishing to the satisfaction of the Corporation the dates on which and Purchase Price at which such person acquired the Securities subject to such notice.

(J)   For the purposes of this ARTICLE TENTH:

(1)   “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (including any direct or indirect subsidiary of such person). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this ARTICLE TENTH, the term “Affiliate” shall also include any joint venture, minority-owned entity or other enterprise in which the Corporation or any of its Affiliates has any direct or indirect interest.

(2)   “Disqualified Holder” means any holder of the Corporation’s Securities: (i) who is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time, (ii) who is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to holding Securities of the Corporation, or (iii) whose holding of Securities may result, in the judgment of the Board of Directors, in the failure of the Corporation or any Affiliate to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval with respect to the operation or conduct of the business of the Corporation or any of its Affiliates from a Gaming Authority which conditions approval upon holders of the Corporation’s Securities possessing prescribed qualifications.

(3)   “Gaming Authority” means any government, court, or federal, state, local, international or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates or has authority over, including to issue or grant a license, contract, franchise or regulatory approval, any form of gaming activities (or proposed gaming activities) or related activities conducted by the Corporation or any of its Affiliates, including, without limitation, lottery, pari-mutuel wagering, sports wagering and video gaming activities.

(4)   “Gaming Law” means any federal, state, local, international or foreign law, statute, order, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over gaming and related activities.

(5)   A “person” means any individual, firm, corporation, limited liability company, trust or other entity.

(6)   “Purchase Price” means the price paid to acquire a Security, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

(7)   “Redemption Price” means a price equal to the lesser of (1) the average closing sale price of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Notice Date or, if such Securities are not so listed or traded, at the fair value of the Securities determined in good faith by the Board of Directors and (2) the holder’s original Purchase Price.

(8)   “Securities” means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.

3.     That the annual meeting of the stockholders of the Corporation was duly called and held on June 7, 2007 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

4.     That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 7th day of June, 2007.

SCIENTIFIC GAMES CORPORATION
By:	/s/ IRA H. RAPHAELSON
Ira H. Raphaelson
Vice President, General Counsel and Secretary